Exhibit 99.1


                           Western Plains Energy, LLC
                                                                      March 2006
Inside this issue:
Financial Corner
Plant News
News from the
Commodities Desk
News from the Lab
Safety Corner
                        Comments from the Board President

First of all I would like to introduce our new General Manager, Steve McNinch. He has family ties to the Ness County area and considers Western Kansas "home". Steve has a bachelor's degree in Physics and Chemistry and a Masters in Business Administration. He has had approximately 16 years experience in the corporate world and has managed staffs as large as 200 people. Steve has blended in well with the staff and has hit the ground running with some great ideas to get our arms around the ethanol business and making Western Plains Energy a leader in the industry. I encourage you stop in and meet Steve or give him a call, I'm sure you will find out quickly why the board is excited to have him with us.

The letter I wrote in the annual meeting package generated a lot of questions and comments. I will address the most common ones. The letter was supposed to dispel rumors and not confirm them. What I was trying to say regarding the future of Western Plains Energy is that there are no immediate plans for expansion, diversification, or getting into other areas of energy production.

Please try to attend the annual meeting March 13th at the Hoxie Elks Lodge.

                         News from the Financial Corner

The first fiscal quarter 10-Q filed earlier this month will give you a good picture of our financial condition at December 31,2005. As noted in the 10-Q natural gas costs were up significantly; however, the cost of grain was favorable as was the price of Ethanol we sold which greatly improved our overall financial performance.

With some modifications to our plant, performed subsequent to the end of the first quarter, we were able to increase production and efficiency. With ethanol prices remaining firm and natural gas prices on the decline we anticipate the remainder of this fiscal year to be financially strong.

I hope to see as many of you at the annual meeting as possible. This is a great time to ask your Board of Members and WPE staff questions that you may have. Both the Board and employees of Western Plains Energy have worked hard to make your Organization the success that it is today.


Curtis V. Sheldon

Controller

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                                   PLANT NEWS

First of all, let me introduce myself. My name is Chris McMillan. As of December 30, 2005 I assumed the role of plant manager. Previous to this, I worked as a shift supervisor. The transition has gone smoothly and the plant is running great. We purchased a 600 HP Superior boiler which we put online February 9. With the addition of this boiler we now have added steam capacity. This has enabled us to increase rate throughout the plant. What this means for us is more ethanol production. We are gradually increasing rate and will continue to do so as long as the plant is running efficiently. Our goal is to realize the full potential of the plant while maintaining a high standard of efficiency.

In conclusion, the plant is running great and the outlook for our facility and the ethanol industry as a whole is fantastic. I look forward to the opportunities and challenges that lie ahead.


Chris McMillan

Plant Manager


                         NEWS FROM THE COMMODITIES DESK

Ethanol seems to be the new darling in the energy sector. It sure has been fascinating to see all the new interest in ethanol since the President's "State of the Union" address. Indications are definitely trending toward greater use of Ethanol, which means now is a very good time to have an ethanol plant up and running.

Currently, 95 plants have a combined production of 4.4 billion gallons a year. There are also 31 new plants and 9 under expansion at the present time, adding another 1.5 billion gallons a year.

As has been the trend, we are still purchasing both milo and corn for the grind. The percentage of use between the two commodities is based on the price spreads between the two. The quality of the grain is also a factor in determining what commodity to purchase. Fortunately, this year we had very good harvest with high quality grain being grown; now we are trying to make sure that the grain delivered to us is still in good condition from the last several months of storage. As a reminder to all of you with stored grain, keep a close eye on your grain especially as the temperatures start to warm up. Keeping your grain in good condition is good for your bottom line.

Take care and have a healthy and safe year.


Greg Doll

Commodities Manager

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                                NEWS FROM THE LAB

As I look back at the last two years it strikes me as quite remarkable; what we have achieved as a company, as well as a team. It's very rewarding to work in an atmosphere where each person sees themselves as a part of the bigger picture, and strives to maintain the camaraderie that, in my opinion, is attributable to WPE's success. How could you go wrong when the WPE team is committed to your success; each to the same degree, with a heartfelt desire to give what it takes to see this plant to its fullest potential?

That's enough rambling. Now on to the news! The lab has found its rhythm, and the staff has grown more confident in the testing performed, why it's done, what it means, and the factors that contribute to the results achieved. The plant operators and supervisors rely heavily on the accuracy of our equipment, and our ability to justify, or question, testing results, so maintaining our equipment is crucial. And accompanied with assurance that the testing methods are executed correctly, we are happy to report that our anhydrous ethanol production per fermenter (~86,000 gallons) is at the highest level WPE has seen thus far! The WPE crew is dedicated to making this plant be the best it can be, and looks forward to the challenges ahead.

On the R&D side of things, we have recently ran a series of trials in which we substituted antibiotics with a hop extract. Our dosing ranged from NONE to 70 ppm, and we found that a 30 ppm dosage yielded the greatest results. The hop extract naturally inhibits bacterial growth, or contains the bacteria so that it doesn't compete with the yeast. This additive would be most beneficial to the feed end of our business, in that it would eliminate any residual antibacterial concerns. The plant trial is set to begin next week. We are very excited to see what the outcome will be. I anticipate that we will be very pleased with the product, and having said that, our only hesitation will then be on the cost/benefit side of things.


Tammy Nelson

Lab Manager



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"Fueling the Future"
3022 Co. Rd. 18
Oakley, KS 67748
Phone: 785-672-8810


[Logo]

Western Plains Energy, LLC

"This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words "believe," "hope" "estimate," anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings."


                                  SAFETY CORNER

Again spring is upon us and we have a fresh start into the New Year. Along with all the compliance and permitting requirements that WPE follows we strive to perform beyond expectations. In keeping with that thought we have developed a Safety Team within our employee staff. Through this team we are taking an active roll in accident prevention and employee safety.

The team has regular meetings to discuss the different aspects of the safety environment at the plant. With the audits and inspections that the team members perform, we as a plant can be confident that safety is at the top of our priority list. Through findings in the audits and inspections we can gain valuable information which gives us the ability to correct safety issues or review procedures for a better way to perform certain process functions.

The individual team members as with all employees are the eyes and ears of safety. It is our duty to watch out for our fellow workers, and through the safety team we can shed light on the issues that as an individual may be overlooked at times. Through the discussions and the actions of the safety team, there is a great feeling of accomplishment when as a team you can collectively make a better working environment for all employees.

Have a safe day.

Eric Robben